Exhibit 99.1

Quince Therapeutics Provides Business Update and
Reports Fiscal Year 2024 Financial Results

Phase 3 NEAT clinical trial exceeds 50% enrollment with new study site activations expected to accelerate screenings and randomization

Existing cash position of $40.8 million expected to provide operating runway through Phase 3 topline results into 2026

SOUTH SAN FRANCISCO, Calif. – March 24, 2025 – Quince Therapeutics, Inc. (Nasdaq: QNCX), a late-stage biotechnology company dedicated to unlocking the power of a patient’s own biology for the treatment of rare diseases, today provided an update on the company’s development pipeline and reported financial results for the fiscal year ended December 31, 2024.

Dirk Thye, M.D., Quince’s Chief Executive Officer and Chief Medical Officer, said, “Our Phase 3 pivotal NEAT clinical trial has exceeded 50% enrollment with 71 participants screened and 61 randomized. Recent and upcoming new site activations are expected to accelerate enrollment through our target completion date in the second quarter of 2025. Assuming target enrollment completion, topline results from the NEAT study are anticipated in the fourth quarter of 2025.”
Pivotal Phase 3 NEAT Clinical Trial
•Enrolled 61 participants to date in the company’s Phase 3 NEAT (Neurologic Effects of eDSP on Subjects with A-T; NCT06193200/IEDAT-04-2022) clinical trial to evaluate the neurological effects of eDSP (previously referred to as EryDex) in patients with Ataxia-Telangiectasia (A-T), including 54 participants in the six to nine year-old primary analysis population.
•Transitioned 24 participants to date to the NEAT open label extension study (NCT06664853/IEDAT-04-2022). Participants who complete the full treatment period, complete study assessments, and provide informed consent are eligible to transition to an open label extension study.
•Expect screening and randomization to accelerate in the coming weeks due to several new geographic regions and sites scheduled for activation.
•Quince plans to enroll approximately 86 patients with A-T ages six to nine years old (primary analysis population) and approximately 20 patients with A-T ages 10 years or older.
•Pivotal Phase 3 NEAT clinical trial is being conducted under a Special Protocol Assessment agreement with the U.S. Food and Drug Administration (FDA).
•Expect to report Phase 3 NEAT topline results in the fourth quarter of 2025 with a New Drug Application (NDA) submission to the FDA and a Marketing Authorization Application (MAA) submission to the European Medicines Agency (EMA) in 2026, assuming positive study results.
•NEAT is an international, multi-center, randomized, double-blind, placebo-controlled study to evaluate the neurological effects of the company’s lead asset, eDSP (dexamethasone sodium phosphate [DSP] encapsulated in autologous red blood cells), in patients with A-T.
•Participants will be randomized (1:1) between eDSP or placebo and treatment will consist of six infusions scheduled once every 21 to 30 days. The primary efficacy endpoint will be measured by the change from baseline to last visit completion in a rescored modified International Cooperative Ataxia Rating Scale (RmICARS) compared to placebo as per the SPA agreement with the FDA.
Pipeline and Corporate Updates
•Generating Phase 2 clinical trial study designed to evaluate eDSP for the potential treatment of patients with Duchenne muscular dystrophy (DMD). Quince plans to initiate a DMD Phase 2 study in 2025, which the company expects to conduct utilizing capital efficient study approaches and with financial support from grant and/or opportunistic funding opportunities.
•Published long-term safety data from patients with A-T treated with eDSP for a minimum of 24 months in Frontiers in Neurology in January 2025. The online publication titled Long-term safety of dexamethasone sodium phosphate encapsulated in autologous erythrocytes in pediatric patients with Ataxia-Telangiectasia can be accessed here.
•Appointed Dr. William Whitehouse, Honorary Clinical Associate Professor of the School of Medicine at the University of Nottingham and recently retired Consultant Pediatric Neurologist at Nottingham Children’s Hospital, Nottingham University Hospitals NHS Trust, to the company’s Scientific Advisory Board (SAB).
•Strengthened Quince’s growing intellectual property portfolio and long-term market position with the issuance of a Notice of Allowance from the U.S. Patent and Trademark Office’s (USPTO) in February 2025. This extends the company’s patent claims into 2036 in the U.S., supplementing its existing U.S. patent with coverage of patent claims related to method of treating patients with A-T using Quince’s proprietary process to encapsulate DSP in autologous red blood cells.
•Held an investor webinar in February 2025 featuring key opinion leader (KOL) Dr. Mary Kay Koenig from UTHealth Houston with a discussion focused on addressing the high unmet need in A-T. During the investor webinar, Dr. Koenig 1) provided an A-T natural history overview, 2) detailed current symptomatic treatment approaches for patients with A-T, 3) discussed the competitive therapeutic A-T landscape, and 4) provided an overview of Quince’s Phase 3 NEAT clinical trial of eDSP for the treatment of A-T. A replay of the A-T KOL investor webinar is available here.
Fiscal Year 2024 Operating Highlights
•Granted Fast Track designation from the FDA for Quince’s eDSP System for the treatment of patients with A-T in June 2024.
•Published efficacy and safety results from the company’s Phase 3 ATTeST clinical trial evaluating eDSP for the treatment of A-T in medical journal The Lancet Neurology.
•Participated at notable scientific meetings, including poster presentations at the 53rd Child Neurology Society (CNS) Annual Meeting and the 2024 International Congress for Ataxia Research (ICAR), where Quince presented data from its Phase 3 ATTeST clinical trial.
•Completed an initial patient sizing project based on third-party analysis from IQVIA Medical Claims (Dx), PharmetricsPlus (P+), and IQVIA Analytics, which confirmed that the number of diagnosed patients with A-T in the U.S. is estimated to be to approximately 4,600.
•Established a SAB comprised of leading experts in biochemistry, neurology, immunology, hematology, pharmacology, and clinical practice uniquely positioned to provide Quince with deep insights and advice to support advancement of the company’s drug programs.
Fiscal Year 2024 Financial Results
•Reported cash, cash equivalents, and short-term investments of $40.8 million for the fiscal year ended December 31, 2024. Quince expects its existing cash runway to be sufficient to fund the company’s capital efficient development plan through Phase 3 NEAT topline results and into 2026. The company plans to be opportunistic from a financing perspective to extend its existing cash runway.
•Reported research and development (R&D) expenses of $18.6 million for the fiscal year ended December 31, 2024. R&D expenses during the year primarily included costs related to ongoing Phase 3 NEAT clinical trial activities and related manufacturing costs.
•Reported general and administrative (G&A) expenses of $17.6 million for the fiscal year ended December 31, 2024. G&A expenses for the year primarily included personnel-related and stock-based compensation expenses, commercial planning and new product planning expenses, and other professional administrative costs.

•Reported a net loss of $56.8 million, or a net loss of $1.31 per basic and diluted share, for the fiscal year ended December 31, 2024. Weighted average shares outstanding for the year were 43.3 million.
•Reported net cash used in operating activities of $31.9 million for the year ended December 31, 2024. Cash used in operating activities was primarily due to a net loss of $56.8 million for the period, adjusted for $25.4 million of non-cash items, including $17.1 million goodwill impairment charge, $4.7 million in stock-based compensation, $4.0 million change in the fair value of contingent consideration liabilities, $1.7 million change in the fair value of the long-term debt and a net increase in operating assets of $2.6 million, offset by a net increase in accounts payable, and accrued expenses and other current liabilities of $2.1 million.
•Made a cash milestone payment of $5.0 million to EryDel shareholders in the third quarter of 2024, following the achievement of the first patient enrolled in the NEAT study in the second quarter of 2024.

About Quince Therapeutics
Quince Therapeutics, Inc. (Nasdaq: QNCX) is a late-stage biotechnology company dedicated to unlocking the power of a patient’s own biology for the treatment of rare diseases. For more information on the company and its latest news, visit www.quincetx.com and follow Quince on social media platforms LinkedIn, Facebook, X, and YouTube.

Forward-looking Statements
Statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. All statements, other than statements of historical facts, may be forward-looking statements. Forward-looking statements contained in this news release may be identified by the use of words such as “believe,” “may,” “should,” “expect,” “anticipate,” “plan,” “believe,” “estimated,” “potential,” “intend,” “will,” “can,” “seek,” or other similar words. Examples of forward-looking statements include, among others, statements relating to the timing, success, and reporting of results of the clinical trials and related data, including plans and the ability to enroll participants, conduct, and/or complete current and additional studies; expected cash position and operating runway; ability to secure additional funding and financial support, including from grant or opportunistic funding opportunities; current and future clinical development of eDSP, including for the potential treatment of Ataxia-Telangiectasia (A-T), Duchenne muscular dystrophy (DMD), and other potential indications; the strategic development path for eDSP; planned regulatory agency submissions and clinical trials and timeline, prospects, and milestone expectations; and the potential benefits of eDSP and the company’s market opportunity. Forward-looking statements are based on Quince’s current expectations and are subject to inherent uncertainties, risks, and assumptions that are difficult to predict and could cause actual results to differ materially from what the company expects. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ include, but are not limited to, the risks and uncertainties described in the section titled “Risk Factors” in the company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on November 13, 2024, and other reports as filed with the SEC. Forward-looking statements contained in this news release are made as of this date, and Quince undertakes no duty to update such information except as required under applicable law.

Media & Investor Contact: Stacy Roughan Quince Therapeutics, Inc. Vice President, Corporate Communications & Investor Relations ir@quincetx.com

QUINCE THERAPEUTICS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands except share amounts)

	December 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$6,212	$20,752
Short-term investments	34,572	54,307
Prepaid expenses and other current assets	3,252	2,381
Total current assets	44,036	77,440
Property and equipment, net	315	234
Operating lease right-of-use assets	498	385
Goodwill	—	17,625
Intangible assets	60,045	63,672
Other assets	9,584	8,544
Total assets	$114,478	$167,900

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,903	$2,033
Short-term contingent consideration	—	4,103
Accrued expenses and other current liabilities	4,375	3,436
Total current liabilities	7,278	9,572
Long-term debt	14,321	13,429
Long-term operating lease liabilities	394	321
Long-term contingent consideration	56,691	53,603
Deferred tax liabilities	4,963	5,304
Other long-term liabilities	685	587
Total liabilities	84,332	82,816
Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000,000 authorized, no shares issued and outstanding as of December 31, 2024 and December 31, 2023, respectively.	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized, 44,001,643 and 42,973,215 issued and outstanding as of December 31, 2024 and December 31, 2023, respectively.	44	43
Additional paid in capital	406,609	401,638
Accumulated other comprehensive income (loss)	(35)	3,047
Accumulated deficit	(376,472)	(319,644)
Total stockholders’ equity	30,146	85,084
Total liabilities and stockholders’ equity	$114,478	$167,900

QUINCE THERAPEUTICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)

	Years Ended December 31,
	2024	2023
Operating expenses:
Research and development	$18,590	$9,447
General and administrative	17,580	17,695
Goodwill impairment charge	17,130	—
Intangible asset impairment charge	—	5,900
Fair value adjustment for contingent consideration	3,985	1,578
Total operating expenses (1)	57,285	34,620
Loss from operations	(57,285)	(34,620)
Fair value adjustment for long-term debt	(1,709)	(338)
Interest income	2,929	3,478
Other expense, net	(676)	(102)
Net loss before income tax (expense) benefit	(56,741)	(31,582)
Income tax (expense) benefit	(87)	197
Net loss	(56,828)	(31,385)

Net loss per share - basic and diluted	$(1.31)	$(0.84)
Weighted average shares of common stock outstanding - basic and diluted	43,262,269	37,237,149
(1) Expenses include the following amount of non-cash stock-based compensation expense.

	Years Ended December 31,
	2024	2023
General and administrative expense	$3,876	$4,003
Research and development expense	870	1,217
Total stock-based compensation	$4,746	$5,220